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                     October 1, 2020

       Steven Bronson
       Chief Executive Officer
       Interlink Electronics Inc.
       1 Jenner, Suite 200
       Irvine, CA, 92618

                                                        Re: Interlink
Electronics Inc.
                                                            Amendment No. 2 to
Registration Statement on Form 10
                                                            Filed September 29,
2020
                                                            File No. 000-21858

       Dear Mr. Bronson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              John McIlvery